Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reserve reports dated February 21, 2003, (b) all references to our firm included in or made a part of Beta Oil & Gas, Inc.’s Form 10-K to be filed with the Securities and Exchange Commission on or about March 28, 2003 and (c) to the incorporation by reference in the Registration Statement on Form S-8, No. 333-45298, and the Registration Statement on Form S-3, No. 333-91496, of Beta Oil & Gas, Inc. of the foregoing information.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 28, 2003